Conformis Reports Second Quarter 2019 Financial Results and Updates Product Revenue Expectations

BILLERICA, Mass., July 31, 2019 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell patient specific joint replacement implants designed to fit each patient's unique anatomy, announced today financial results for the second quarter ended June 30, 2019.

Q2 Summary

•	Total revenue of $19.6 million, up 3% year-over-year on a reported and constant currency basis

•	Product revenue of $19.3 million, up 2% year-over-year on a reported basis and 3% on a constant currency basis

–	U.S. product revenue of $17.2 million, up 5% year-over-year

–	Rest of World product revenue of 2.1 million, down 16% year-over-year on a reported basis and 10% on a constant currency basis

•	Royalty revenue of $0.3 million

•	Gross margin of 49%, an increase of 100 basis points year-over-year

"Our U.S. growth of 5% represents above market growth. Our non-U.S. business continues to contract due to reimbursement challenges in Germany,” said Mark Augusti, President and Chief Executive Officer of Conformis, Inc. “Importantly, I am pleased that we significantly reduced our operating expenses as compared to the prior year. This resulted in a meaningful reduction in cash used."

	Three months ended June 30,		Increase/(decrease)
($, in thousands)	2019	2018	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$17,194	$16,355	$839	5%	5%
Rest of world	2,143	2,553	(410)	(16)%	(10)%
Product revenue	19,337	18,908	429	2%	3%
Royalty revenue	256	192	64	33%	33%
Total revenue	$19,593	$19,100	$493	3%	3%

Second Quarter 2019 Financial Results

Total revenue for the three-month period ended June 30, 2019 increased $0.5 million to $19.6 million, or 3% year-over-year on a reported and constant currency basis. Total revenue in the second quarter of 2019 and 2018 includes royalty revenue of $0.3 million and $0.2 million, respectively, related to a patent license agreement.

Product revenue increased $0.4 million to $19.3 million, or 2% year-over-year on a reported basis and 3% on a constant currency basis. U.S. product revenue increased $0.8 million to $17.2 million, or 5% year-over-year, and Rest of World product revenue decreased $0.4 million to $2.1 million, or 16% year-over-year on a reported basis and 10% on a constant currency basis. Product revenue from sales of iTotal PS increased $1.2 million to $7.2 million, or 19% year-over-year on a reported basis and 20% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $1.2 million to $11.7 million, or 10% year-over-year on a reported basis and 9% on a constant currency basis. Conformis Hip System sales in the second quarter of 2019 were $0.5 million, which were all in the United States.

Total gross profit increased $0.5 million to $9.6 million, or 49% of revenue, in the second quarter of 2019, compared to $9.1 million, or 48% of revenue, in the second quarter of 2018. This 100 basis point increase in gross margin was driven primarily by cost reductions as a result of vertical integration and manufacturing efficiencies.

Total operating expenses decreased $4.9 million to $15.5 million, or 24% year-over-year. This decrease in expenses was driven primarily by reductions in personnel costs, marketing programs and patent litigation expense as part of a plan announced at the end of 2018 to reduce cash burn in 2019.

Net loss was $6.8 million, or $0.11 per basic and diluted share, in the second quarter of 2019, compared to a net loss of $14.1 million, or $0.24 per basic and diluted share, in the same period last year. Net loss in the second quarter of 2019 included foreign currency exchange income of $0.4 million compared to foreign currency exchange expense of $2.1 million in the same period last year. Net loss per basic and diluted share calculations assume weighted average basic and diluted shares outstanding of 63.3 million for the second quarter of 2019, compared to 59.8 million for the same period last year.

Cash and cash equivalents and investments totaled $20.7 million as of June 30, 2019, compared to $23.6 million as of December 31, 2018.

Updated 2019 Product Revenue Expectations
The Company is updating its 2019 expectations and now expects generally flat year-over-year product revenue growth for the full year 2019. The expected decrease in growth in the second half of the year is due primarily to denials of coverage from Aetna, the third largest commercial payor. In the last few months the rate of denials from Aetna has increased substantially. The Company has submitted its clinical and economic data to Aetna and understands that Aetna is currently reviewing its medical coverage policy.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.

Webcast

As previously announced, Conformis will conduct a webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://

edge.media-server.com/mmc/p/b9iduvjq and at the investor relations section of the company's website at ir.conformis.com.

The online archive of the webcast will be available on the company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. Conformis offers a broad line of customized knee and hip implants and customized pre-sterilized, single-use instruments delivered to the hospital. In clinical studies, Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.  Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover customized implants and customized patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2019	2018

Revenue
Product	$19,337	$18,908
Royalty	256	192
Total revenue	19,593	19,100
Cost of revenue	9,971	9,989
Gross profit	9,622	9,111

Operating expenses
Sales and marketing	6,897	9,809
Research and development	3,328	4,850
General and administrative	5,289	5,802
Total operating expenses	15,514	20,461
Loss from operations	(5,892)	(11,350)

Other income and expenses
Interest income	91	171
Interest expense	(1,337)	(766)
Foreign currency exchange transaction (loss) income	398	(2,098)
Total other (expenses) income, net	(848)	(2,693)
Loss before income taxes	(6,740)	(14,043)
Income tax provision	23	14

Net loss	$(6,763)	$(14,057)

Net loss per share
Basic and diluted	$(0.11)	$(0.24)
Weighted average common shares outstanding
Basic and diluted	63,333,737	59,763,259

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$20,659	$16,380
Investments	—	7,245
Accounts receivable, net	11,249	13,244
Royalty receivable	168	145
Inventories	10,638	9,534
Prepaid expenses and other current assets	1,531	1,408
Total current assets	44,245	47,956
Property and equipment, net	13,649	14,439
Operating lease right-of-use assets	6,415	—
Other Assets
Restricted cash	462	462
Intangible assets, net	49	109
Other long-term assets	218	17
Total assets	$65,038	$62,983

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$4,182	$3,445
Accrued expenses	7,100	7,930
Operating lease liabilities	1,440	—
Total current liabilities	12,722	11,375
Other long-term liabilities	—	616
Long-term debt, less debt issuance costs	19,323	14,792
Operating lease liabilities	5,692	—
Total liabilities	37,737	26,783
Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at June 30, 2019 and December 31, 2018; no shares issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at June 30, 2019 and December 31, 2018; 68,689,192 and 65,290,879 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	518,563	513,336
Accumulated deficit	(490,011)	(475,667)
Accumulated other comprehensive loss	(1,252)	(1,470)
Total stockholders' equity	27,301	36,200
Total liabilities and stockholders' equity	$65,038	$62,983